SCHEDULE 14A INFORMATION


          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             Albemarle Corporation
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                             ALBEMARLE CORPORATION
                            330 SOUTH FOURTH STREET
                                 P.O. BOX 1335
                            RICHMOND, VIRGINIA 23210


                                  [logo]



                        Annual Meeting of Shareholders

                                                                 March 20, 1998
To the Shareholders:

     We enclose our annual report describing Albemarle's operations during the past year. We hope you read this report, which summarizes major corporate developments during the year.

     We cordially invite you to attend the annual meeting of shareholders to be held in the restored gun foundry building of the Tredegar Iron Works, 500 Tredegar Street, in Richmond, Virginia, on Wednesday, April 22, 1998, at 11:00 A.M., Eastern Daylight Time. A formal notice of the meeting, together with a proxy statement and proxy form, is enclosed with this letter. The notice points out that you will be asked to elect a Board of Directors, approve the Albemarle Corporation 1998 Incentive Plan and approve the designation of auditors for the coming year.

     Please read the notice and proxy statement carefully, complete the proxy form and mail it promptly.

                                        Sincerely yours,


                                        FLOYD D. GOTTWALD, JR.
                                        Chairman of the Board
                                        Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of shares of Common Stock, $.01 par value ("Albemarle Common Stock"), of Albemarle Corporation (the "Corporation") will be held in the restored gun foundry building of the Tredegar Iron Works, 500 Tredegar Street, Richmond, Virginia, on Wednesday, April 22, 1998, at 11:00 A.M., Eastern Daylight Time, for the following purposes:

   1. To elect a Board of Directors to serve for the ensuing year;

   2. To approve the Albemarle Corporation 1998 Incentive Plan;

   3. To approve the designation by the Board of Directors of Coopers & Lybrand L.L.P. as auditors for the fiscal year ending December 31, 1998; and

   4. To transact such other business as may properly come before the meeting.


     Holders of shares of Albemarle Common Stock of record at the close of business on March 2, 1998, will be entitled to vote at the meeting.

     You are requested to fill in, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the meeting. A postage-paid return envelope is enclosed for your convenience.

     If you are present at the meeting, you may vote in person even if you already have sent in your proxy.




                                                  By Order of the Board of
                                                  Directors
                                                  E. WHITEHEAD ELMORE,
                                                  Secretary

March 20, 1998

                                PROXY STATEMENT
                                      for
                        ANNUAL MEETING OF SHAREHOLDERS
                             ALBEMARLE CORPORATION


                           To be held April 22, 1998

                 Approximate date of mailing -- March 20, 1998

     Proxies in the form enclosed are solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on Wednesday, April 22, 1998. Any person giving a proxy may revoke it at any time before it is voted by delivering another proxy, or written notice of revocation, to the Secretary of the Corporation. A proxy, if executed and not revoked, will be voted, and, if it contains any specific instructions, will be voted in accordance with such instructions.

     On March 2, 1998, the date for determining shareholders entitled to vote at the meeting, there were outstanding 53,628,551 shares of Albemarle Common Stock. Each share of Albemarle Common Stock is entitled to one vote.

     The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Albemarle Common Stock voted in the election of directors. Votes that are withheld and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as directors.

     The cost of the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Corporation. Corporate Investor Communications, Inc. has been engaged to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians. The Corporation will pay that firm $7,000 for its services and reimburse its out-of-pocket expenses.


     The Corporation's street address is 330 South Fourth Street, Richmond, Virginia 23219.


                             ELECTION OF DIRECTORS

     Proxies will be voted for the election as directors for the ensuing year of the persons named below (or if for any reason unavailable, of such substitutes as the Board of Directors may designate). Each of the nominees presently is serving as a director. The Board of Directors has no reason to believe that any of the nominees will be unavailable.

Craig R. Andersson; age 60; director since 1996; part-time consultant, having served as Vice Chairman of Aristech Chemical Corporation (a commodity and specialty chemicals and plastics business) from January 1, 1994, until April 30, 1995, and President and Chief Operating Officer of Aristech Chemical Corporation prior thereto. Other directorship: RMI Titanium Company.

Dirk Betlem; age 59; director since 1996; President and Chief Operating Officer of the Corporation since August 15, 1996, having served as Senior Vice President-International from April 24, 1996, to August 15, 1996, Vice President-International from March 1, 1994, to April 24, 1996, and Vice President-International of Ethyl Corporation from June 1, 1993, to March 1, 1994, and as Vice President-Imaging Systems of E. I. du Pont de Nemours and Company from
    June 1991 to November 1992.

Floyd D. Gottwald, Jr.; age 75; director since 1994; Chairman of the Board and
    Executive Committee and Chief Executive Officer of the Corporation since March 1, 1994; Vice Chairman of the Board of Ethyl Corporation from March 1, 1994, until February 29, 1996, having served as Chairman of the Board and the Executive Committee of Ethyl Corporation from April 1992 until March 1, 1994, and as Chairman of the Board and Executive Committee and Chief Executive Officer of Ethyl Corporation prior thereto. Other directorship: Tredegar Industries, Inc.

John D. Gottwald; age 43; director since 1994; President and Chief Executive
    Officer of Tredegar Industries, Inc. (manufacturer of plastics and metal products). Other directorship: Tredegar Industries, Inc.

Andre B. Lacy; age 58; director since 1994; Chairman of the Board, Chief
    Executive Officer and President of LDI Management, Inc., Managing General Partner, LDI, Ltd. (industrial and investment limited partnership). Other directorships: Herff Jones, Inc., IPALCO Enterprises, Inc., The National Bank of Indianapolis, Patterson Dental Co., Tredegar Industries, Inc. and FinishMaster, Inc.

Seymour S. Preston III; age 64; director since 1996; Chairman of the Board and
    Chief Executive Officer of AAC Engineered Systems, Inc. (manufacturer of centrifugal, deburring and finishing machinery) since 1994, having served as President and Chief Executive Officer of Elf Atochem North America, Inc. (chemicals and plastics business) prior thereto. Other directorship:
    CoreStates Bank, N.A.

Emmett J. Rice; age 78; director since 1994; retired member of the Board of Governors of the Federal Reserve System. Other directorships: Tredegar Industries, Inc. and Jardine-Fleming China Region Fund, Inc.

Charles E. Stewart; age 62; director since September 1, 1997; Partner of BTC
    Partners Inc. (investment and acquisitions consultants) since June 1997, having served as President and Chief Executive Officer of OCI Enterprises Inc. and OCI Chemical Corp. from October 1995 to December 1996, and as Executive Vice President of Occidental Chemical Corporation and Vice President of Occidental Petroleum Corporation from September 1986 to June 1995.

Charles B. Walker; age 59; director since 1994; Vice Chairman of the Board and
    Chief Financial Officer of the Corporation (and Treasurer of the Corporation until March 1, 1996) since March 1, 1994, having served as Executive Vice President, Chief Financial Officer and Treasurer of Ethyl Corporation prior to March 1, 1994. Mr. Walker continued to serve as Vice Chairman of the Board and Chief Financial Officer of Ethyl Corporation from March 1, 1994, to September 30, 1997, and as Vice Chairman of the Board of Ethyl Corporation from October 1, 1997, to January 31, 1998. Other directorships: Ethyl Corporation and Nations Fund Trust/Nations Fund, Inc.

Anne Marie Whittemore; age 52; director since 1996; Partner of McGuire, Woods,
    Battle & Boothe, L.L.P. (law firm). Other directorships: Owens & Minor, Inc., USF&G Corporation, Fort James Corporation and T. Rowe Price Associates, Inc.

    In 1997, each director attended at least 75% of the aggregate of (i) the total number of meetings of all committees of the Board on which the director then served and (ii) the total number of meetings of the Board of Directors held during 1997 while he or she was a member of the Board of Directors. Six meetings of the Corporation's Board of Directors were held during 1997.

     The Corporation's executive committee currently consists of Messrs. Floyd
D. Gottwald, Jr., Walker and Betlem. The executive committee acts not only as the executive committee of the Board of Directors but also as the Corporation's principal management committee. During 1997, the executive committee met on five occasions as the executive committee of the Board of Directors and on twelve occasions as the principal management committee.

     Messrs. Lacy, Rice and Mrs. Whittemore currently serve on the Corporation's audit committee. During 1997, the audit committee met twice. The audit committee reviews the Corporation's internal audit and financial reporting functions and the scope and results of the audit performed by the Corporation's independent accountants and matters relating thereto and reports thereon to the Board of Directors. The audit committee also reviews audit fees and recommends to the Board of Directors the engagement of the independent accountants of the Corporation.

     The nominating committee currently consists of Messrs. Floyd D. Gottwald, Jr., Lacy and Rice. During 1997, the nominating committee met once. The nominating committee recommends candidates for election as directors and in some cases the election of officers. The Corporation's bylaws provide that a shareholder of the Corporation entitled to vote for the election of directors may nominate persons for election to the Board by mailing written notice to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, 60 days prior to such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Such shareholder's notice shall include (i) the name and address of the shareholder and of each person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified, (iii) a description of all understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by the shareholder, (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors and (v) the consent of each nominee to serve as a director of the Corporation if so elected.

     Messrs. Andersson, Preston, Rice and Mrs. Whittemore currently serve as the Corporation's executive compensation committee. During 1997, the executive compensation committee met on six occasions. This committee approves the salaries of management-level employees. It also approves all bonus awards, certain consultant agreements and initial salaries of new management level personnel and grants options and restricted stock ("Restricted Stock") under the Corporation's 1994 Omnibus Stock Incentive Plan (the "1994 Plan") and will perform the same function under the Albemarle Corporation 1998 Incentive Plan, subject to the approval of the Corporation's shareholders.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     William M. Gottwald, MD, a Vice President of the Corporation, and John D. Gottwald, a director of the Corporation, are sons of Floyd D. Gottwald, Jr. The members of the family of Floyd D. Gottwald, Jr. may be deemed to be control persons of the Corporation. Mr. Stewart, a director of the Corporation, entered into a one-year mutually renewable consulting contract with the Corporation beginning September 1, 1997, for $150,000 per year.

                                 SECTION 16(a)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that have been received by the Corporation, the Corporation believes that there has been compliance with all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of the Albemarle Common Stock, except that John D. Gottwald was late in reporting shares acquired pursuant to the Non-Employee Directors' Stock Acquisition Plan.


                                STOCK OWNERSHIP

     The following table lists any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Corporation, was the beneficial owner as of December 31, 1997, of more than 5% of the outstanding voting shares of the Corporation.




                             Name and Address of                    Number of
 Title of Class               Beneficial Owners                       Shares             Percent of Class
----------------   --------------------------------------   -------------------------   -----------------
Common Stock       Floyd D. Gottwald, Jr. and                       18,847,803(b)(c)           34.94%
                    Bruce C. Gottwald (a)
                   330 South Fourth Street
                   P.O. Box 2189
                   Richmond, Virginia 23218

                   J. P. Morgan & Co., Incorporated (d)              6,936,144                 12.87%
                   60 Wall Street
                   New York, New York 10260

----------
(a) Floyd D. Gottwald, Jr. and Bruce C. Gottwald, who are brothers, may be deemed to be a "group" for purposes of Section 13(d)(3) of the Exchange Act, although there is no arrangement between them with respect to the acquisition, retention, disposition or voting of Albemarle Common Stock.

(b) As of December 31, 1997, Floyd D. Gottwald, Jr. and Bruce C. Gottwald had sole voting and investment power over all of the shares disclosed except 14,605,371 shares held by their wives, adult sons and in certain trust relationships as to which they disclaim beneficial ownership. This amount includes an aggregate of 2,235,966 shares of Albemarle Common Stock beneficially owned by the adult sons of Floyd D. Gottwald, Jr. and an aggregate of 2,301,115 shares of Albemarle Common Stock beneficially owned by the adult sons of Bruce C. Gottwald. Floyd D. Gottwald, Jr., Bruce C. Gottwald and their adult sons have no agreement with respect to the acquisition, retention, disposition or voting of Albemarle Common Stock.

(c) This amount includes any shares owned of record by the Trustee of the Corporation's savings plan for the benefit of Floyd D. Gottwald, Jr. and William M. Gottwald, MD. This amount does not include shares held by the Trustee of such plan for the benefit of other employees. Shares held under the Corporation's savings plan are voted by the Trustee in accordance with instructions solicited from employees participating in the plan. If a participating employee does not give the Trustee voting instructions, his shares generally are voted by the Trustee in accordance with the Board of Directors' recommendations to the shareholders. Because Floyd D. Gottwald, Jr. is a director and the Chief Executive Officer of the Corporation, he and the members of his family may be deemed to be control persons of the Corporation and to have the capacity to control any such recommendation of the Board of Directors.

(d) The information contained herein with respect to J.P. Morgan & Co., Incorporated is based on a Schedule 13G filed by such entity with the Securities and Exchange Commission. Such filing further stated that the acquisition of such shares was in the ordinary course of business and not in connection with or as a participant in any transaction having the purpose or effect of changing or influencing the control of the Corporation.

     On March 3, 1998, Bruce C. Gottwald and a partnership in which he is general partner sold on the New York Stock Exchange a block of 500,000 shares of Albemarle Common Stock. The Corporation purchased the block at a price of $25.00 per share, which also was the price for the immediately preceding sale of Albemarle Common Stock on the New York Stock Exchange. The transaction was effected in accordance with the price, volume and other restrictions of Rule 10b-18 under the Exchange Act and pursuant to the Corporation's stock repurchase program.

     The following table sets forth as of January 31, 1998, the beneficial ownership of Albemarle Common Stock by all directors of the Corporation, the Chief Executive Officer and the four next most highly compensated executive officers and all directors and executive officers of the Corporation as a group. Unless otherwise indicated, each person listed below has sole voting and investment power over all shares beneficially owned by him or her.




                                         Number of Shares           Number of Shares        Total
   Name of Beneficial Owner              with Sole Voting          with Shared Voting       Number      Percent
or Number of Persons in Group         and Investment Power(1)     and Investment Power    of Shares   of Class(2)
-----------------------------------   -----------------------   ----------------------   -----------  -----------
Craig R. Andersson                                 203                     8,000              8,203
Thomas G. Avant                                 10,873                        --             10,873
Dirk Betlem                                    149,182                     6,500            155,682
E. Whitehead Elmore                            265,880                        --            265,880
Floyd D. Gottwald, Jr.                         818,841                 5,985,026(3)       6,803,867       12.63%
John D. Gottwald                               111,651                 1,659,021(4)       1,770,672        3.29%
Andre B. Lacy                                   15,906(5)                462,500            478,406
Seymour S. Preston III                           4,503                        --              4,503
Emmett J. Rice                                   1,288                        --              1,288
Charles E. Stewart                               1,500                        --              1,500
Charles B. Walker                              207,469                        --            207,469
Anne Marie Whittemore                              705                    11,390             12,095
Directors and executive
 officers as a group (12 persons)            1,588,001                 8,132,437          9,720,438       17.91%

----------
(1) The amounts in this column include shares of Albemarle Common Stock with respect to which certain persons have the right to acquire beneficial ownership within 60 days of January 31, 1998, pursuant to the 1994 Plan: Mr.
    Betlem: 142,800 shares; Mr. Elmore: 96,500 shares; Mr. Walker: 156,940 shares; and directors and executive officers as a group: 396,240 shares.

(2) Except as indicated, each person owns less than 1% of Albemarle Common
    Stock.

(3) Mr. F. D. Gottwald, Jr. disclaims beneficial ownership of all 5,985,026 of such shares.

(4) Mr. John D. Gottwald disclaims beneficial ownership of all 1,659,021 of such shares. This amount includes 1,593,050 shares of Albemarle Common Stock that Mr. John D. Gottwald may be deemed to own beneficially. Such shares constitute his interest as beneficiary of a trust of which he is a co-trustee.

(5) Mr. Lacy disclaims beneficial ownership of 14,741 of such shares.

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table presents information relating to total compensation of the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation for the period from January 1, 1997, through December 31, 1997.




                                             Annual Compensation                    Long-Term Compensation
                                    ------------------------------------- -------------------------------------------
                                                            Other Annual    Restricted                    All Other
 Name and Principal Position  Year     Salary      Bonus    Compensation   Stock Awards   Options/SARs   Compensation
---------------------------- ------ ----------- ---------- -------------- -------------- -------------- -------------
Floyd D. Gottwald, Jr.       1997   $ 503,750    $      0            --            --              0      $       0
 Chairman of the Board       1996     665,000           0            --            --              0          4,356(1)
 and Executive Committee,    1995     528,500     305,000            --            --              0         26,425
 Chief Executive Officer
Dirk Betlem                  1997    $504,324(2) $268,000       388,263(3)         --              0      $  32,026(4)
 President and Chief         1996     437,090     181,500            --            --        143,000         12,658
 Operating Officer           1995     317,372      95,000            --            --              0          4,746
Charles B. Walker            1997   $ 299,000(5) $233,000            --            --              0      $  14,950(8)
 Vice Chairman of the        1996     239,200     122,500       488,128(6,7)  554,880(6)           0         11,960
 Board and Chief             1995     231,533     245,000            --            --              0         11,577
 Financial Officer
E. Whitehead Elmore          1997    $218,400(5) $100,000            --            --              0      $  11,185(9)
 Senior Vice President       1996     218,400      50,000       224,064(6,7)  227,440(6)           0         10,990
 Secretary and General       1995     211,400     100,000            --            --              0         10,260
 Counsel
Thomas G. Avant              1997   $ 226,000    $ 63,000            --            --              0      $  10,829(10)
 Senior Vice President       1996     220,500      59,000            --            --              0         11,025
                             1995     212,000      62,000            --            --              0         10,600

----------
(1) Mr. Gottwald participated in the savings plan and the excess benefit plan of Ethyl Corporation ("Ethyl") through February 29, 1996. The amounts reflect the amounts reimbursed to Ethyl by the Corporation for the Corporation's allocable portion of his benefits under Ethyl's excess benefit plan and savings plan.

(2) Until May 15, 1997, Mr. Betlem was compensated in Belgian francs. Each amount listed here for 1996 and 1995 in U.S. dollars is based on the exchange rate at December 31, 1996, and each amount listed for 1997 prior to May 15, 1997, in U.S. dollars is based on the exchange rate at May 15, 1997.


(3) Includes payments for expatriate expenses and allowances ($78,125), tax subsidies ($197,566) and a housing and relocation allowance ($38,717).

(4) Includes contributions to the Albemarle S.A. Savings Plan ($14,302, $12,658 and $4,746) for 1997, 1996 and 1995, respectively, and contributions to the Corporation's savings plan ($8,000) and accruals in the Corporation's excess benefit plan ($9,724) for 1997. Each amount listed here for 1996 and 1995 in U.S. dollars is based on the exchange rate at December 31, 1996, and each amount listed for 1997 prior to May 15, 1997, in U.S. dollars is based on the exchange rate at May 15, 1997.

(5) Charles B. Walker and E. Whitehead Elmore also served as officers of Ethyl during 1997 and were compensated separately by Ethyl for such services.

(6) On March 1, 1996, the Corporation sold its olefins business to Amoco Chemical Company for approximately $500 million, with a gain on the sale of $158.2 million ($94.4 million after income taxes). On the recommendation of the Chairman and Chief Executive Officer, the executive compensation committee concluded that Messrs. Walker and Elmore had made special contributions in effecting the successful disposition of the olefins business and, accordingly, were entitled to special Restricted Stock awards under the 1994 Plan. The executive compensation committee also concluded that the amount of the awards should be net of taxes and should be included in the calculations of amounts payable under excess benefit plans covering these officers. Restricted shares are forfeitable if the award recipient's employment is terminated except by reason of death, disability or a change of control. One half of the shares became non-forfeitable on the first anniversary of the date of the award and the balance will become non-forfeitable on the second anniversary of the date of the award. As of December 31, 1997, Mr. Walker held a total of 11,560 shares of Restricted Stock with an aggregate value of $275,995 and Mr. Elmore held a total of 5,780 shares of Restricted Stock with an aggregate value of $137,998. Dividends are paid on the shares of Restricted Stock.

(7) Reflects tax reimbursement in connection with the Restricted Stock award discussed in Note 6.

(8) Mr. Walker participated in the savings plan and the excess benefit plan of Ethyl during 1997. The amounts reflect the amounts reimbursed to Ethyl by the Corporation for the Corporation's allocable portion of these benefits.

(9) Includes contributions to the Corporation's savings plan ($8,000, $7,500 and $7,500) and accruals in the Corporation's excess benefit plan ($3,185, $3,490 and $2,760) for 1997, 1996 and 1995, respectively.

(10) Includes contributions to the Corporation's savings plan ($8,000, $7,500 and $7,500) and accruals in the Corporation's excess benefit plan ($2,829, $3,525 and $3,100) for 1997, 1996 and 1995, respectively.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     There were no option or stock appreciation right ("SAR") grants to the Chief Executive Officer or the four next most highly compensated executive officers of the Corporation during the last fiscal year.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

     The following table presents information concerning stock options and SAR exercises by the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation and fiscal year end option/SAR values.




                                                                                                   Value of Unexercised
                                                                 Number of Unexercised                 In-The-Money
                               Shares                         Options/SARs at FY-End (#)       Options/SARs at FY-End ($)(4)
                             Acquired On        Value       -------------------------------   ------------------------------
          Name              Exercise (#)     Realized ($)    Exercisable     Unexercisable     Exercisable     Unexercisable
------------------------   --------------   -------------   -------------   ---------------   -------------   --------------
Floyd D. Gottwald, Jr.           6,999       $   67,383               0               0        $        0        $      0
Dirk Betlem                         --               --         142,800(1)       57,200(2)      1,170,450         371,800
Charles B. Walker                   --               --         156,940(3)            0         1,684,711               0
E. Whitehead Elmore              7,378          110,910          96,500(3)            0         1,048,414               0
Thomas G. Avant                121,764        1,474,282               0               0                 0               0

----------
(1) 57,000 of these options relate to Albemarle Common Stock and include a tandem SAR; 85,800 of these options relate to Albemarle Common Stock and do not include a tandem SAR.

(2) Each of these options relates to Albemarle Common Stock and does not include a tandem SAR.

(3) Each of these options relates to Albemarle Common Stock and includes a tandem SAR.

(4) These values are based on $23.875, the closing price of Albemarle Common Stock on the New York Stock Exchange on December 31, 1997.

                              RETIREMENT BENEFITS

     The following table illustrates under the Corporation's pension plan for salaried employees the estimated benefits upon retirement at age 65, determined as of December 31, 1997, to persons with specified earnings and years of pension benefit service. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), they will be paid under the Corporation's excess benefit or supplemental retirement plans, as applicable. This table includes the amounts that would be payable under such plans.

                              Pension Plan Table*



                                       Years of Pension Benefit Service and Estimated Annual Benefits
                        --------------------------------------------------------------------------------------------
 Final Average Earnings     10         15         20          25          30          35          40          50
----------------------- ---------- ---------- ---------- ----------- ----------- ----------- ----------- -----------
      $   300,000        $ 43,828   $ 65,742  $87,656     $109,570    $131,484    $153,397    $175,311    $219,139
          350,000          51,328     76,992  102,656      128,320     153,984     179,647     205,311     256,639
          400,000          58,828     88,242  117,656      147,070     176,484     205,897     235,311     294,139
          450,000          66,328     99,492  132,656      165,820     198,984     232,147     265,311     331,639
          500,000          73,828    110,742  147,656      184,570     221,484     258,397     295,311     389,139
          550,000          81,328    121,992  162,656      203,320     243,984     284,647     325,311     406,639
          600,000          88,828    133,242  177,656      222,070     266,484     310,897     355,311     444,139
          650,000          96,328    144,492  192,656      240,820     288,984     337,147     385,311     481,639
          700,000         103,828    155,742  207,656      259,570     311,484     363,397     415,311     519,139
          750,000         111,328    166,992  222,656      278,320     333,984     389,647     445,311     556,639
          800,000         118,828    178,242  237,656      297,070     356,484     415,897     475,311     594,139
          850,000         126,328    189,492  252,656      315,820     378,984     442,147     505,311     631,639
          900,000         133,828    200,742  267,656      334,570     401,484     468,397     535,311     669,139
          950,000         141,328    211,992  282,656      353,320     423,984     494,647     565,311     706,639
        1,000,000         148,828    223,242  297,656      372,070     446,484     520,897     595,311     744,139

     * Assumes attainment of age 65 in 1997 and Social Security Covered Compensation of $29,304.

     The benefit formula under the pension plans is based on the participant's final-average earnings, which are defined as the average of the highest three consecutive calendar years' earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the ten consecutive calendar years immediately preceding the date of determination. The years of pension benefit service for certain of the executive officers named in the above compensation table as of December 31, 1997, are: Thomas G. Avant, 27; E. Whitehead Elmore, 28; and Dirk Betlem, .75. Benefits under the pension plans are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits listed in the above compensation table are not subject to deduction for Social Security or other offset payments. Pension benefits payable to Messrs. Gottwald and Walker are paid from the pension plan of Ethyl.

     Mr. Betlem also is entitled to a benefit from the Albemarle S.A. Pension Plan (Belgium) for his service with Albemarle S.A. through April 30, 1997, which provides for a lump sum payment at age 65 equal to years of service times the sum of 4% of final average pay up to covered compensation plus 17.5% of the excess of final average pay over covered compensation. This amount is multiplied by 1.20 for married individuals. Mr. Betlem's accrued benefit as of December 31, 1997, determined as an annual benefit payable at age 65, is $13,258. Such amount is determined in Belgian francs. The amount shown in U.S. dollars is based on the exchange rate at December 31, 1997.

                             EXCESS BENEFIT PLANS

     The Corporation maintains excess benefit plans in the form of non-qualified pension plans (the "Excess Plans") that provide eligible individuals the difference between the benefits they actually accrue under the qualified employee pension and savings plans of the Corporation and the benefits they would have accrued under such plans, but for the maximum benefit and annual addition limitations and the limitation on compensation that may be recognized thereunder, under the Code. Certain key employees may be granted additional pension service benefits equal to 4% of the employee's average pay over his last three years multiplied by the number of years of service to the Corporation (including service with Ethyl) up to 15 years, net of certain other benefits received from the Corporation, previous employers, including Ethyl, and Social Security. These benefits have been granted to Mr. Walker. All benefits under the Excess Plans vest upon a Change in Control of the Corporation, as defined in the Excess Plans.

     Pursuant to the Corporation's agreement with Ethyl in connection with the 1994 spin-off of the Corporation, in lieu of receiving benefits under the Corporation's non-qualified pension plan, Mr. Walker remained in Ethyl's non-qualified pension plan until his retirement from Ethyl on February 1, 1998, and the Corporation reimbursed Ethyl for the costs under that plan attributable to his service and pay with the Corporation.


                           COMPENSATION OF DIRECTORS

     Outside directors are paid (i) $1,000 for attendance at each Board meeting and (ii) $600 for attendance at each meeting of a committee of the Board of which he or she was a member. In addition, each such director is paid a quarterly fee of $5,000. Employee members of the Board of Directors are not paid separately for service on the Board or its committees.

     Any director retiring from the Board after age 60 with at least five years' service on the Board and who is not employed by the Corporation will receive $12,000 per year for life, payable in quarterly installments. The service requirement for this benefit may be waived in certain circumstances. Any director retiring under other circumstances will receive $12,000 per year, payable in quarterly installments, commencing no earlier than age 60, for a period not to exceed his years of service on the Board. The payment period limitation on this benefit may be waived in certain circumstances. Such retirement payments to former directors may not commence and may be discontinued under certain circumstances.

     On each July 1, the Corporation awards to each non-employee director that number of whole shares of Albemarle Common Stock when multiplied by the closing price of Albemarle Common Stock on the immediately preceding business day, as reported in The Wall Street Journal, as shall as nearly as possible equal but not exceed $2,000. The shares of Albemarle Common Stock awarded under the Non-Employee Directors' Stock Acquisition Plan are nonforfeitable and the recipient directors immediately and fully vest in Albemarle Common Stock issued under the plan. Subject only to such limitations on transfer as may be specified by applicable securities laws, directors may sell the shares received under the Non-Employee Directors' Stock Acquisition Plan at any time. The Non-Employee Directors' Stock Acquisition Plan provides that no awards may be made after July 1, 2004.

     Non-employee directors may defer, in ten percent increments, all or part of their retainer fee and meeting fees into either a deferred cash account or a deferred stock account, or a percentage of the fees into each of the accounts, both of which are unfunded and maintained for record-keeping purposes only. Distributions under the Deferred Compensation Plan, paid in a single sum or in up to ten annual installments, cannot begin within two years of the beginning of the deferral year. The maximum aggregate number of shares of Albemarle Common Stock that may be issued under the Deferred Compensation Plan is 100,000 shares.


                  THE EXECUTIVE COMPENSATION COMMITTEE REPORT

     The Executive Compensation Committee (the "Committee") of the Board of Directors is pleased to present its annual report on executive compensation. This report describes the objectives of the Corporation's executive compensation program, the various components of the program, and explains the basis on which 1997 compensation determinations were made by the Committee with respect to the executive officers of the Corporation.

     During 1997, the Committee initiated a comprehensive examination of the Corporation's executive compensation policies using the services of an independent consulting firm. The philosophy and new incentive programs resulting from the study are outlined below.

             Overall Objectives of Executive Compensation Programs

     The Committee's guiding philosophy is to establish executive compensation policies that are linked to the sustained creation of shareholder value. The following objectives serve as the guiding principles for all compensation decisions:

   o Provide a competitive total compensation opportunity that will enable the Corporation to attract, retain and motivate highly qualified executives.

   o Align compensation opportunities with shareholder interests by making the executive compensation program highly sensitive to the Corporation's performance, which is defined in terms of long-term profitability and creating shareholder value.

   o Provide a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests.

                        Compensation Program Components

     The Committee believes that the total compensation opportunity available to executives should consist of base salary, annual incentives and long term incentives with each component geared to the median of the market for all positions in the aggregate. Individuals may be compensated above or below the median of the marketplace based on considerations of individual performance and experience. The Committee considers all elements of the program when setting compensation levels.

     The Committee utilizes compensation surveys to aid in the determination of competitive levels of executive pay. The surveys include companies that are larger and smaller than the Corporation. Some surveys are limited to companies in the chemical business, including, but not limited to, some of the companies included in the Chemical Composite shown in the Performance Graph. The Committee also utilizes executive compensation information compiled from the proxy statements of other chemical companies. References to the "market" in this report refer to these survey and proxy data.

                                 Base Salaries

     Base salaries are determined in accordance with the responsibilities of each executive, median market data for the position and the performance of each executive. The Committee considers each of these factors but does not assign a specific value to each factor. Furthermore, a subjective element is acknowledged in evaluating each executive's overall span of responsibility and control.

     Salaries for some executive officers for 1998 are being maintained at current levels to reflect the increased emphasis on compensation that is tied to the long-term performance of the Corporation. Total compensation for executive officers is believed to be generally in line with the median of the market as described above.


                               Annual Incentives

     The purpose of the annual incentive plan is to provide a means for recognizing individual contribution to corporate and business unit results. The Committee, in its discretion, may award incentives annually to the named executives and other management-level employees.

     Annual incentive awards are reviewed by the Committee in conjunction with senior management. Awards are based on an evaluation of the performance, level of responsibility and leadership of the individual executive in relation to overall corporate results. In 1997, annual incentives were based on the attainment of corporate financial results including net income growth and return on capital employed. The Committee also used discretion in adjusting awards for all individuals, based on input from senior management. Overall award levels for 1997 were substantially higher than 1996, reflecting improved financial performance.

     For 1998, the Committee has approved a new annual incentive program. Key features of the new annual program include the following:

     o A primary emphasis on sustained operating earnings growth and return on gross assets.

     o A significant emphasis on the achievement of key strategic objectives related to future profitable growth, market leadership and safety.

     o A more formulaic and objective approach to award calculation.

     o A means for recognizing individual achievement and contribution for participants (other than the executives named in the compensation table).


                      Stock Options and Restricted Stock

     The Committee believes strongly that equity-based awards are an integral part of total compensation for executives and certain key managers with significant responsibility for the long-term results of the Corporation. Stock options and Restricted Stock awards provide an effective means of delivering incentive compensation and also foster stock ownership on the part of management. The Committee has authorization under the 1994 Plan to grant stock options, SARs and Restricted Stock. No grants under the 1994 Plan were made in 1997.

     The Committee is seeking shareholder approval of the Albemarle Corporation 1998 Incentive Plan (hereinafter sometimes referred to as the "1998 Plan"). If the shareholders approve the new plan (described beginning on page 15), no new grants are expected to be made thereafter under the 1994 Plan.

     Key features of the 1998 Plan include:

   o The ability to grant stock options, SARs, Performance Shares and Incentive Awards, all of which may be made subject to the attainment of performance goals established by the Committee.

   o The enumeration of the business criteria on which an executive's performance goals are to be based.

   o The maximum share grants or awards (or, in the case of Incentive Awards, the maximum compensation) that can be paid to an executive.

                     Executive Stock Ownership Guidelines

     To further align the interests of executives with the Corporation's shareholders, the Committee has established stock ownership guidelines that are designed to encourage the accumulation and retention of a significant portion of Albemarle Common Stock by the Corporation's executive officers. The guidelines call for each executive officer to hold a minimum multiple of base salary in shares of Albemarle Common Stock by the end of the year 2002. Participation in the 1998 Plan beyond 2002 will be contingent upon satisfying the guidelines. The established guidelines are as follows:



  o CEO                        4x salary
  o Other named executives     3x salary
  o Other management
    level employees            1x to 2x (depending upon position level) salary

        Discussion of 1997 Compensation for the Chief Executive Officer

     During the first half of 1997, Mr. Floyd D. Gottwald, Jr., the Chief Executive Officer of the Corporation, requested that his base salary be reduced to $450,000, which represents a material reduction from a base salary of $650,000 at the end of 1996. The reduction was made at Mr. Gottwald's request to better align his salary with the Committee's pay positioning strategy. As was the case for 1996, Mr. Gottwald asked not to be considered for a bonus for 1997, placing a greater emphasis on creating shareholder value to which he is committed. Consequently, his annual compensation for 1997 was significantly less than for 1996. The Committee recognizes that, as a major shareholder, the Chief Executive Officer's focus is on maximizing long-term value for the Corporation's shareholders.


                         Deductibility of Compensation

     The Committee has carefully considered Section 162(m) of the Code. The Committee believes it is in the best interests of the Corporation and its shareholders to comply with the requirements of Section 162(m), but the Committee intends to preserve the flexibility to reward executives consistent with the Corporation's pay philosophy for each compensation element. The Committee intends that grants of options, awards of Performance Shares, Restricted Stock and other incentive awards under the 1998 Plan comply with the requirements of Section 162(m).

                                   THE EXECUTIVE COMPENSATION COMMITTEE


                                   Craig R. Andersson, Chairman
                                   Seymour S. Preston III
                                   Emmett J. Rice
                                   Anne Marie Whittemore

February 25, 1998

           APPROVAL OF THE ALBEMARLE CORPORATION 1998 INCENTIVE PLAN

     The Board proposes that the shareholders approve the Albemarle Corporation 1998 Incentive Plan, adopted by the Board on February 25, 1998, subject to the approval of the Corporation's shareholders. The 1998 Plan permits the grant of options to purchase shares of Albemarle Common Stock from the Corporation, SARs, Restricted Stock, Performance Shares and Incentive Awards.

     The Corporation has provided stock-based compensation opportunities for its executives and key employees through the 1994 Plan. If the shareholders approve the 1998 Plan, the Committee has indicated that it does not intend thereafter to approve additional grants or awards under the 1994 Plan.

     The Board believes that an increased percentage of an executive's compensation should be based on the attainment of pre-established performance goals and objectives. The 1998 Plan is intended to further that result.

     The Board believes that the 1998 Plan will benefit the Corporation by (i) assisting it in recruiting and retaining employees with ability and initiative;
(ii) providing greater incentive for employees of the Corporation; and (iii) enabling such employees to participate in the future success of the Corporation and to associate their interests with those of the Corporation and its shareholders and, in turn, to create additional shareholder value.

     The approval of the 1998 Plan requires the affirmative vote of the holders of a majority of the shares of Albemarle Common Stock cast on the 1998 Plan, provided that the total vote cast on the 1998 Plan represents over 50% of the outstanding Albemarle Common Stock. Abstentions and shares held in street name that are not voted FOR the 1998 Plan will not be counted as votes cast on the 1998 Plan.

     The more significant features of the 1998 Plan are described below. This summary is subject, in all respects, to the terms of the 1998 Plan.


Administration

     The Committee will administer the 1998 Plan. The Committee will have the authority to select the individuals who will participate in the 1998 Plan ("Participants") and to grant options, SARs, Restricted Stock, Performance Shares and Incentive Awards upon such terms (not inconsistent with the terms of the 1998 Plan) as the Committee considers appropriate. In addition, the Committee will have complete authority to interpret all provisions of the 1998 Plan, to prescribe the form of agreements evidencing awards under the 1998 Plan, to adopt, amend and rescind rules and regulations pertaining to the administration of the 1998 Plan and to make all other determinations necessary or advisable for the administration of the 1998 Plan.

     The Committee may delegate its authority to administer the 1998 Plan to an officer of the Corporation. The Committee, however, may not delegate its authority with respect to individuals who are subject to Section 16 of the Exchange Act. As used in this summary, the term "Administrator" means the Committee and any delegate, as appropriate.


Eligibility

     Any employee of the Corporation or an affiliate or a person who provides services to the Corporation or an affiliate is eligible to participate in the 1998 Plan if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Corporation or its affiliates. The Corporation is not able to estimate the number of individuals that the Administrator will select to participate in the 1998 Plan or the type or size of awards that the Administrator will approve.

Awards

     Options. Options granted under the 1998 Plan may be incentive stock options ("ISOs") or nonqualified stock options. An option entitles the Participant to purchase shares of Albemarle Common Stock from the Corporation at the option price. The option price will be fixed by the Administrator at the time the option is granted, but the price cannot be less than the shares' fair market value on the date of grant in the case of an ISO (or in the case of a 10% shareholder, 110% of the shares' fair market value). The option price may be paid in cash, a cash equivalent acceptable to the Administrator, with shares of Albemarle Common Stock, or a combination thereof.

     Options may be exercised in whole or in part at such times and subject to such conditions as may be prescribed by the Administrator. The maximum period in which an option may be exercised will be fixed by the Administrator at the time the option is granted but, in the case of an ISO, cannot exceed ten years (five years for ISOs granted to 10% shareholders). No employee may be granted ISOs (under the 1998 Plan or any other plan of the Corporation) that are first exercisable in a calendar year for Albemarle Common Stock having an aggregate fair market value (determined as of the date the option is granted) exceeding $100,000.

     SARs. An SAR may be granted with a related option (a "Corresponding SAR") or without a related option. SARs generally entitle the Participant to receive with respect to each share of Albemarle Common Stock encompassed by the exercise of the SAR, an amount determined by the Administrator and set forth in an agreement. In the absence of such a determination, the SAR holder will receive, with respect to each share of Albemarle Common Stock encompassed by the exercise of the SAR, the excess of the fair market value of a share of Albemarle Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of Albemarle Common Stock on the date of grant in the case of an SAR granted without a related option, or the option price per share of the related option in the case of a Corresponding SAR. To exercise a Corresponding SAR, the Participant must surrender unexercised that portion of the option to which the Corresponding SAR relates and vice versa.

     SARs may be exercised at such times and subject to such conditions as may be prescribed by the Administrator. The maximum period in which an SAR may be exercised will be fixed by the Administrator at the time the SAR is granted, except that no Corresponding SAR that is related to an ISO shall have a term of more than ten years from the date such related option was granted (five years for a Corresponding SAR related to an ISO granted to a 10% shareholder). The amount payable upon the exercise of an SAR may, in the Administrator's discretion, be settled in cash, Albemarle Common Stock, or a combination of cash and Albemarle Common Stock.

     Restricted Stock. The 1998 Plan also permits the grant of Restricted Stock. An award of Restricted Stock will be forfeitable or otherwise restricted until conditions established at the time of the award are satisfied. These conditions may include, for example, a requirement that the Participant complete a specified period of service or the attainment of certain performance objectives. Any restrictions imposed on an award of Restricted Stock will be prescribed by the Administrator.

     Incentive Awards. The 1998 Plan also allows the Administrator to make Incentive Awards to Participants on such terms and conditions as the Administrator prescribes. To the extent that any Incentive Awards are granted, they may, in the Administrator's discretion, be settled in cash, Albemarle Common Stock, or a combination of cash and Albemarle Common Stock.

     Performance Shares. The 1998 Plan also provides for the award of Performance Shares. A Performance Share award entitles a Participant to receive a payment equal to the fair market value of a specified number of shares of Albemarle Common Stock. The Administrator will prescribe the conditions that must be satisfied before an award of Performance Shares is earned. These conditions may include, for example, a requirement that the Participant complete a specified period of service or the attainment of certain performance objectives. To the extent that Performance Shares are earned, the obligation may be settled in cash, by the grant of Restricted Stock, or by a combination of the two.


Transferability

     In general, options, SARs, Restricted Stock and Performance Shares will be nontransferable except by will or the laws of descent and distribution. If provided in the agreement governing the grant, options that are not ISOs and SARs (other than a Corresponding SAR that is related to an ISO) may be transferred by the Participant to his spouse, children or grandchildren, to a trust or trusts for the benefit of such family members or to a partnership in which such family members are the only partners, on such terms as permitted under Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act.


Performance Objectives

     The Committee may prescribe that (i) an option or SAR is exercisable; (ii) an award of Restricted Stock is vested or transferable or both; (iii) that Performance Shares are earned; or (iv) that payment under an Incentive Award is earned only upon the attainment of certain performance objectives. Such performance objectives may be based on one or more of the Corporation's, its affiliates' or a business unit's (i) gross, operating or net earnings before or after taxes, (ii) return on equity, (iii) return on capital, (iv) return on sales, (v) return on assets or net assets, (vi) earnings per share, (vii) cash flow per share, (viii) book value per share, (ix) earnings growth, (x) sales growth, (xi) volume growth, (xii) cash flow (as defined by the Committee),
(xiii) fair market value of Albemarle Common Stock, (xiv) share price or total shareholder return, (xv) market share, (xvi) economic value added, (xvii) market value added, (xviii) productivity, (xix) level of expenses, (xx) quality, (xxi) safety, (xxii) customer satisfaction, (xxiii) product development or improvement, (xxiv) peer group comparisons of any of the aforementioned objectives or (xxv) such other performance objectives, if any, as may be approved by the Committee.


Change in Control

     The 1998 Plan provides that outstanding options and SARs will become exercisable, outstanding awards of Restricted Stock will become transferable and nonforfeitable, and each Performance Share will be earned and converted into Restricted Stock following a change in control in accordance with the terms of the applicable agreement.


Share Authorization

     The maximum aggregate number of shares of Albemarle Common Stock that may be issued under the 1998 Plan is 3,000,000. The maximum aggregate number of shares that may be issued pursuant to the exercise of options under the 1998 Plan may not exceed 2,000,000 shares. These limitations will be adjusted as the Committee determines is appropriate in the event of a change in the number of outstanding shares of Albemarle Common Stock by reason of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event. The terms of outstanding awards and the limitations on individual grants also will be adjusted as the Committee determines is appropriate to reflect such changes.

Individual Limitations

     No individual may be granted or awarded in any calendar year options, Corresponding SARs and SARs granted independently of options covering more than 200,000 shares of Albemarle Common Stock in the aggregate. In addition, no individual in any calendar year may be awarded, in the aggregate, Restricted Stock, Performance Shares or Incentive Awards covering more than 100,000 shares of Albemarle Common Stock. No Participant may receive an annual Incentive Award for an amount in excess of $1.0 million.

Amendment and Termination

     No option, SAR, Restricted Stock award, Performance Share award or Incentive Award may be granted under the 1998 Plan after February 24, 2008. The Board may, without further action by shareholders, terminate or suspend the 1998 Plan in whole or in part. The Board also may amend the 1998 Plan, except that no amendment that increases the number of shares of Albemarle Common Stock that may be issued under the 1998 Plan or changes the class of individuals who may be selected to participate in the 1998 Plan will become effective until it is approved by shareholders.

Federal Income Tax Consequences

     The Corporation has been advised by counsel regarding the federal income tax consequences of the 1998 Plan. No income is recognized by a Participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the Participant's exercise of the option. Income is recognized by a Participant when he disposes of shares acquired under an ISO. The exercise of a nonqualified stock option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price.

     Income is recognized on account of the award of Restricted Stock when the shares first become transferable or are no longer subject to a substantial risk of forfeiture unless the Participant makes an election to recognize income currently under Section 83(b) of the Code. At that time the Participant recognizes income equal to the fair market value of the Albemarle Common Stock.


     A Participant will recognize ordinary income equal to any cash that is paid and the fair market value of Albemarle Common Stock (on the date that the shares are first transferable and not subject to a substantial risk of forfeiture) that is received in settlement of an award of Performance Shares or in settlement of an Incentive Award.

     The Corporation generally will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified stock option or SAR or upon the taxability to the recipient of Restricted Stock, the settlement of a Performance Share award, or the making of an Incentive Award. The amount of the deduction is equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of ISO stock.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ALBEMARLE CORPORATION 1998 INCENTIVE PLAN.

                               Performance Graph

                      Cumulative Total Shareholder Return*
           Performance From March 1, 1994, through December 31, 1997

                      Albemarle                   Chemical
                     Corporation      S&P 500     Composite
                     -----------     ----------   -----------
March 1994              100              100         100
December 1994           106              101         103
December 1995           150              139         135
December 1996           142              171         167
December 1997           190              228         203



*Assumes $100 invested on first day of March 1994.
 Dividends are reinvested quarterly.


                            DESIGNATION OF AUDITORS

     The Board of Directors has designated Coopers & Lybrand L.L.P., certified public accountants, as the Corporation's independent auditors for fiscal year 1998, subject to shareholder approval. A representative of Coopers & Lybrand L.L.P. is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

     Coopers & Lybrand L.L.P.'s principal function is to audit the consolidated financial statements of the Corporation and its subsidiaries and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in the Corporation's quarterly reports.

                       PROPOSALS FOR 1998 ANNUAL MEETING

     Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 1999 annual meeting of shareholders must present such proposal to the Corporation at its principal office in Richmond, Virginia, not later than November 20, 1998, in order for the proposal to be considered for inclusion in the Corporation's proxy statement. The Corporation anticipates holding the 1999 annual meeting on April 28, 1999.

     The Corporation's bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, the shareholder must give timely notice in writing to the Secretary of the Corporation not later than 60 days prior to the meeting. As to each matter, the notice should contain (i) a brief description of the matter and the reasons for addressing it at the annual meeting, (ii) the name, record address of and number of shares beneficially owned by the shareholder proposing such business and (iii) any material interest of the shareholder in such business.


                                 OTHER MATTERS

     The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth herein. However, if any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.


                                   By Order of the Board of Directors


                                   E. WHITEHEAD ELMORE, Secretary

                             ALBEMARLE CORPORATION
                              1998 INCENTIVE PLAN


                                   ARTICLE I

                                  DEFINITIONS


1.01. Administrator means the Committee and any delegate of the Committee that is appointed in accordance with Article III.

1.02. Affiliate means any "subsidiary" or "parent" corporation (within the meaning of Code section 424) of the Company.

1.03. Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an award of Restricted Stock, Performance Share award, or an Option or SAR, an Incentive Award or a combination thereof, granted to such Participant.

1.04.  Board means the Board of Directors of the Company.

1.05. Change in Control has the same meaning as is given that defined term in the Albemarle Corporation Supplemental Benefits Trust.

1.06. Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.07.  Committee means the Executive Compensation Committee of the Board.

1.08.  Common Stock means the Common Stock of the Company.

1.09.  Company means Albemarle Corporation.

1.10. Control Change Date has the same meaning as is given that defined term in the Albemarle Corporation Supplemental Benefits Trust.

1.11. Corresponding SAR means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.12. Fair Market Value means, on any given date, the closing price of a share of Common Stock as reported on the New York Stock Exchange composite tape on such date, or if the Common Stock was not traded on the New York Stock Exchange on such day, then on the next preceding day that the Common Stock was traded on such exchange, all as reported by such source as the Administrator may select.

1.13. Incentive Award means an award which, subject to such terms and conditions as may be prescribed by the Administrator, entitles the Participant to receive a payment in cash or Common Stock in an amount determined by the Administrator.

1.14. Initial Value means, with respect to a Corresponding SAR, the option price per share of the related Option, and with respect to an SAR granted independently of an Option, the Fair Market Value of one share of Common Stock on the date of grant.

1.15. Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.16. Participant means an employee of the Company or an Affiliate, including an employee who is a member of the Board, or an individual who provides services to the Company or an Affiliate who satisfies the requirements of Article IV and is selected by the Administrator to receive a Restricted Stock award, Performance Share award, an Option, an SAR, an Incentive Award or a combination thereof.

1.17. Performance Shares means an award which, in accordance with and subject to an Agreement, will entitle the Participant, or his estate or beneficiary in the event of the Participant's death, to receive cash or an award of Restricted Stock or a combination thereof.

1.18. Plan means the Albemarle Corporation 1998 Incentive Plan.

1.19. Restricted Stock means Common Stock awarded to a Participant under Article
IX. Shares of Common Stock shall cease to be Restricted Stock when, in accordance with the terms of the applicable Agreement, they become transferable and free of substantial risks of forfeiture.

1.20. SAR means a stock appreciation right that entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the amount determined by the Administrator and specified in an Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Initial Value. References to "SARs" include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

1.21. Ten Percent Shareholder means any individual owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of an Affiliate. An individual shall be considered to own any voting stock owned (directly or indirectly) by or for his brothers, sisters, spouse, ancestors or lineal descendants and shall be considered to own proportionately any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary.

                                   ARTICLE II

                                    PURPOSES

             The Plan is intended to assist the Company in recruiting and retaining individuals with ability and initiative who provide services to the Company or an Affiliate by enabling such persons to participate in its future success and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the award of Performance Shares and shares of Restricted Stock, the grant of SARs, the grant of both Options qualifying under Code section 422 ("incentive stoc options") and Options not so qualifying, and the grant of Incentive Awards. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Company from the sale of Common Stock pursuant to the Plan shall be used for general corporate purposes.

                                  ARTICLE III

                                 ADMINISTRATION



             The Plan shall be administered by the Administrator. The Administrator shall have authority to award Performance Shares and Restricted Stock and to grant Options, SARs and Incentive Awards upon such terms (not inconsistent with the provisions of the Plan) as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in the Plan) on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of Restricted Stock, Performance Shares, or an Incentive Award, including by way of example and not limitation, requirements that the Participant complete a specified period of employment with the Company or an Affiliate or that the Company achieve a specified level of financial performance or financial return. Notwithstanding any such conditions, the Administrator may, in its discretion, accelerate the time at which any Option or SAR may be exercised, the time at which Restricted Stock may become transferable or nonforfeitable, or the time at which Performance Shares or Incentive Awards are earned. In addition, the Administrator shall have complete authority to interpret all provisions of the Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator in connection with the administration of the Plan shall be final and conclusive. Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to the Plan or any Agreement, Option, SAR, Incentive Award, award of Performance Shares, or Restricted Stock award. All expenses of administering the Plan shall be borne by the Company.

        The Committee, in its discretion, may delegate to one or more officers of the Company or the Executive Committee of the Board, all or part of the Committee's authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934, as in effect from time to time. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee's delegate or delegates that were consistent with the terms of the Plan.


                               ARTICLE IV
                               ELIGIBILITY



4.01. General. Any employee of the Company or an Affiliate (including a corporation that becomes an Affiliate after the adoption of the Plan) or a person who provides services to the Company or an Affiliate (including a corporation that becomes an Affiliate after the adoption of the Plan) is eligible to participate in the Plan if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or an Affiliate. Directors of the Company who are employees of the Company or an Affiliate may be selected to participate in the Plan. A person who is a member of the Committee may not be granted Options or SARs, or awarded Restricted Stock, Performance Shares, or Incentive Awards under the Plan.

4.02. Grants. The Administrator will designate individuals to whom shares of Restricted Stock or Performance Shares are to be awarded and to whom Incentive Awards, Options and SARs are to be granted and will specify the number of shares of Common Stock subject to each award or grant. An Option may be granted with or without a related SAR. An SAR may be granted with or without a related Option. Each award of Performance Shares, each Incentive Award, each Restricted Stock award, and all grants of Options and SARs under the Plan shall be evidenced by Agreements which shall be subject to the applicable provisions of the Plan and to such other provisions as the Administrator may adopt. No Participant may be granted incentive stock options or related SARs (under all incentive stock option plans of the Company and its Affiliates) that are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date an Option is granted) that exceeds the limitation prescribed by Code section 422(d). The preceding annual limitation shall not apply with respect to Options that are not incentive stock options.

4.03. Limitation. No Participant may be granted Options and SARs that are not related to Options in any calendar year for more than 200,000 shares of Common Stock. For purposes of the preceding sentence, an Option and Corresponding SAR are treated as a single award. In addition, no Participant may, in any calendar year, be awarded, in the aggregate, Restricted Stock, Performance Shares, and/or Incentive Awards covering more than 100,000 shares of Common Stock.


                                   ARTICLE V
                             STOCK SUBJECT TO PLAN



             Upon the award of shares of Restricted Stock the Company may issue shares of Common Stock from its authorized but unissued Common Stock. Upon the exercise of any Option or SAR, the Company may deliver to the Participant (or the Participant's broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock. The maximum aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Options and SARs, the award of Restricted Stock, or in settlement of Incentive Awards under the Plan is 3,000,000 shares. Subject to the limitations set forth in the preceding sentence, the maximum aggregate number of shares that may be issued pursuant to the exercise of Options is 2,000,000. The maximum aggregate number of shares of Common Stock that may be issued under the Plan shall be subject to adjustment as provided in Article XII. If an Option is terminated, in whole or in part, for any reason other than its exercise or the exercise of Corresponding SAR, the number of shares of Common Stock allocated to the Option or portion thereof may be reallocated to other Options, SARs, Restricted Stock awards, Incentive Awards, and awards of Performance Shares to be granted under the Plan. If an SAR is terminated, in whole or in part, for any reason other than its exercise or the exercise of a related Option, the number of shares of Common Stock allocated to the SAR or portion thereof may be reallocated to other Options, SARs, Restricted Stock awards, Incentive Awards, and awards of Performance Shares to be granted under the Plan. If an award of Restricted Stock is forfeited, in whole or in part, the number of shares of Common Stock allocated to the award of Restricted Stock or portion thereof may be reallocated to other Options, SARs, Restricted Stock awards, Incentive Awards, and awards of Performance Shares to be granted under the Plan. If an award of Performance Shares is forfeited, in whole or in part, without the issuance of an award of Restricted Stock, the number of shares of Common Stock allocated to the award of Performance Shares or portion thereof may be reallocated to other Options, SARs, Restricted Stock awards, Incentive Awards, and awards of Performance Shares to be granted under the Plan.

                                   ARTICLE VI

                                  OPTION PRICE


             The price per share for Common Stock to be purchased on the exercise of an Option shall be determined by the Administrator on the date of grant; provided, however, that the price per share for Common Stock to be purchased on the exercise of any Option that is an incentive stock option shall not be less than the Fair Market Value on the date the Option is granted and provided further that the price per share shall not be less than 110% of such Fair Market Value in the case of an incentive stoc option granted to a Participant who is a Ten Percent Shareholder on the date such incentive stock option is granted.

                                  ARTICLE VII
                          EXERCISE OF OPTIONS AND SARS




7.01. Maximum Option or SAR Period. The maximum period in which an Option or SAR may be exercised shall be determined by the Administrator on the date of grant, except that no Option that is an incentive stock option or its Corresponding SAR shall be exercisable after the expiration of ten years from the date such Option or Corresponding SAR was granted. In the case of an incentive stock option or its Corresponding SAR that is granted to a participant who is a Ten Percent Shareholder, such Option and Corresponding SAR shall not be exercisable after the expiration of five years from the date of grant. The terms of any Option that is an incentive stock option or Corresponding SAR may provide that it is exercisable for a period less than such maximum period.

7.02. Nontransferability. Any Option or SAR granted under the Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons. During the lifetime of the Participant to whom the Option or SAR is granted, the Option or SAR may be exercised only by the Participant. No right or interest of a Participant in any Option or SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

7.03. Transferable Options and SARs. Section 7.02 to the contrary notwithstanding, if the Agreement provides, an Option that is not an incentive stock option or an SAR, other than a Corresponding SAR that is related to an incentive stock option, may be transferred by a Participant to the Participant's children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Securities Exchange Commission Rule 16b-3 as in effect from time to time. The holder of an Option or SAR transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option or SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option or SAR except by will or the laws of descent and distribution. An Option or its Corresponding SAR may only be transferred if the awards are transferred to the same person or persons or entity or entities.


7.04. Employee Status. For purposes of determining the applicability of Code section 422 (relating to incentive stock options), or in the event that the terms of any Option or SAR provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

7.05. Change in Control. Section 7.01 to the contrary notwithstanding, upon a Control Change Date each Option or SAR then outstanding shall be fully exercisable thereafter in accordance with the terms of the applicable Agreement.

7.06. Performance Objectives. The Committee may prescribe that an Option or SAR is exercisable only to the extent that certain performance objectives are attained. Such performance objectives may be based on one or more of the Company's, an Affiliate's or a business unit's (i) gross, operating or net earnings before or after taxes, (ii) return on equity, (iii) return on capital,
(iv) return on sales, (v) return on assets or net assets, (vi) earnings per share, (vii) cash flow per share, (viii) book value per share, (ix) earnings growth, (x) sales growth, (xi) volume growth, (xii) cash flow (as defined by the Committee), (xiii) Fair Market Value, (xiv) share price or total shareholder return, (xv) market share, (xvi) economic value added, (xvii) market value added, (xviii) productivity, (xix) level of expenses, (xx) quality, (xxi) safety, (xxii) customer satisfaction, (xxiii) product development or improvement, (xxiv) peer group comparisons of any of the aforementioned objectives or (xxv) such other performance objectives, if any, as may be determined by the Committee. If the Committee, on the date of the award, prescribes that an Option or SAR shall become exercisable only upon the attainment of performance objectives stated with respect to one or more of the foregoing criteria, the Option or SAR shall become exercisable only to the extent the Committee certifies that such objectives have been achieved.



                                  ARTICLE VIII
                               METHOD OF EXERCISE


8.01. Exercise. Subject to the provisions of Articles VII and XIII, an Option or SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that a Corresponding SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and when the Fair Market Value exceeds the option price of the related Option. An Option or SAR granted under the Plan may be exercised with respect to any number of whole shares less than the full number for which the Option or SAR could be exercised. A partial exercise of an Option or SAR shall not affect the right to exercise the Option or SAR from time to time in accordance with the Plan and the applicable Agreement with respect to the remaining shares subject to the Option or related to the SAR. The exercise of either an Option or a Corresponding SAR shall result in the termination of the other to the extent of the number of shares with respect to which the Option or Corresponding SAR is exercised.

8.02. Payment. Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Administrator. Subject to rules established by the Committee, payment of all or part of the Option price may be made with shares of Common Stock of the Company. If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value of the shares (determined as of the day preceding the date of exercise) must not be less than the Option Price of shares for which the Option is being exercised.

8.03. Determination of Payment of Cash and/or Common Stock Upon Exercise of SAR. At the Administrator's discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock. No fractional share shall be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

8.04. Shareholder Rights. No Participant shall have any rights as a stockholder with respect to shares subject to his Option or SAR until the date of exercise of such Option or SAR.


                                   ARTICLE IX
                                RESTRICTED STOCK



9.01. Award. In accordance with the provisions of Article IV and subject to the limitations set forth in Article V, the Administrator will designate each individual to whom an award of Restricted Stock is to be made and will specify the number of shares of Common Stock covered by the award.

9.02. Vesting. The Administrator, on the date of the award, must prescribe that a Participant's rights in the Restricted Stock shall be forfeitable or otherwise restricted for a period of time or until satisfaction of such conditions as are set forth in the Agreement. By way of example and not of limitation, the restrictions may postpone transferability of the shares or may provide that the shares will be forfeited if the Participant separates from the service of the Company and its Affiliates before the expiration of a stated term or if the Company, the Company and its Affiliates or the Participant fails to achieve stated objectives.

9.03. Performance Objectives. In accordance with Section 9.02, the Committee may prescribe that awards of Restricted Stock will become vested or transferable or both based on objectives stated with respect to one or more of the Company's, an Affiliate's or a business unit's (i) gross, operating or net earnings before or after taxes, (ii) return on equity, (iii) return on capital, (iv) return on sales, (v) return on assets or net assets, (vi) earnings per share, (vii) cash flow per share, (viii) bo value per share, (ix) earnings growth, (x) sales growth, (xi) volume growth, (xii) cash flow (as defined by the Committee),
(xiii) Fair Market Value, (xiv) share price or total shareholder return, (xv) market share, (xvi) economic value added, (xvii) market value added, (xviii) productivity, (xix) level of expenses, (xx) quality, (xxi) safety, (xxii) customer satisfaction, (xxiii) product development or improvement, (xxiv) peer group comparisons of any of the aforementioned objectives or (xxv) such other performance objectives, if any, as may be determined by the Committee. If the Committee, on the date of the award, prescribes that a Restricted Stock award shall become nonforfeitable and transferrable only upon the attainment of performance objectives stated with respect to one or more of the foregoing criteria, the shares subject to such Restricted Stock award shall become nonforfeitable and transferrable only to the extent the Committee certifies that such objectives have been achieved.

9.04. Change in Control. Sections 9.02 and 9.03 to the contrary notwithstanding, upon a Control Change Date each Restricted Stock award then outstanding will become transferable and nonforfeitable in accordance with the terms of the applicable Agreement.

9.05. Shareholder Rights. If, and as provided in the Agreement, prior to their forfeiture, a Participant will have all rights of a shareholder with respect to Restricted Stock, including the right to receive dividends and vote the shares; provided, however, that (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of Restricted Stock, (ii) the Company shall retain custody of the certificates evidencing shares of Restricted Stock, and (iii) the Participant will deliver to the Company a stock power or powers, endorsed in blank, with respect to each award of Restricted Stock. The limitations set forth in the preceding sentence shall not apply after the shares cease to be Restricted Stock.

                                   ARTICLE X
                                INCENTIVE AWARDS


10.01. Awards. The Administrator shall designate Participants to whom Incentive Awards are made for annual incentive payments. All Incentive Awards shall be finally determined exclusively by the Administrator under the procedures established by the Administrator; provided, however, that in any calendar year no Participant may receive an Incentive Award for an amount in excess of $1.0 million.

10.02. Terms and Conditions. The Administrator, at the time an Incentive Award is made, shall specify the terms and conditions which govern the award. Such terms and conditions may include, by way of example and not of limitation, requirements that the Participant complete a specified period of employment with the Company or an Affiliate or that the Company, Affiliate, or the Participant attain stated objectives or goals as a prerequisite to payment under an Incentive Award. Such performance objectives or goals may be based on one or more of the Company's, an Affiliate's or a business unit's (i) gross, operating or net earnings before or after taxes, (ii) return on equity, (iii) return on capital, (iv) return on sales, (v) return on assets or net assets, (vi) earnings per share, (vii) cash flow per share, (viii) book value per share, (ix) earnings growth, (x) sales growth, (xi) volume growth, (xii) cash flow (as defined by the Committee), (xiii) Fair Market Value, (xiv) share price or total shareholder return, (xv) market share, (xvi) economic value added, (xvii) market value added, (xviii) productivity, (xix) level of expenses, (xx) quality, (xxi) safety, (xxii) customer satisfaction, (xxiii) product development or improvement, (xxiv) peer group comparisons of any of the aforementioned objectives or (xxv) such other performance objectives, if any, as may be determined by the Committee. If the Committee, on the date of the award, prescribes that the Incentive Award shall be earned only upon the attainment of performance objectives stated with respect to one or more of the foregoing criteria, such Incentive Award shall be earned only to the extent that the Committee certifies that such objectives have been achieved. The Administrator, at the time an Incentive Award is made, shall also specify when amounts shall be payable under the Incentive Award and whether amounts shall be payable in the event of the Participant's death, disability, or retirement.

Except with respect to those Participants who are covered employees (as determined under Code section 162(m)(3)) and notwithstanding any other provision of the Plan, the Administrator, in its discretion may adjust the terms, conditions or other requirements applicable to Incentive Awards and may increase or decrease the amounts otherwise payable under an Incentive Award, to reflect unusual or extraordinary transactions or events. The Administrator may make such adjustments with respect to on or more Participants, with respect to all Participants as to Incentive Awards made during a particular year, or with respect to all outstanding Incentive Awards.

10.03. Determination of Payment of Cash and/or Common Stock In Settlement of An Incentive Award. At the Administrator's discretion, an Incentive Award may be settled in cash, Common Stock, or a combination of cash and Common Stock. No fractional share shall be deliverable in settlement of an Incentive Award but a cash payment will be made in lieu thereof.


                                   ARTICLE XI
                            PERFORMANCE SHARE AWARDS



11.01. Award. In accordance with the provisions of Article IV and subject to the limitations set forth in section 4.03, the Administrator will designate individuals to whom an award of Performance Shares is granted and will specify the number of shares of Common Stock covered by the award.

11.02. Earning the Award. The Administrator, on the date of the grant of an award, may prescribe that the Performance Shares, or portion thereof, will be earned, and the Participant will be entitled to receive Common Stock pursuant to a Stock Award only upon the satisfaction of certain requirements or the attainment of certain objectives. By way of example and not of limitation, the restrictions may provide that Performance Shares shall be earned only upon the Participant's completion of a specified period of employment with the Company or an Affiliate or upon the attainment of stated performance objectives or goals. Such performance objectives or goals may be based on one or more of the Company's, an Affiliate's or a business unit's (i) gross, operating or net earnings before or after taxes, (ii) return on equity, (iii) return on capital,
(iv) return on sales, (v) return on assets or net assets, (vi) earnings per share, (vii) cash flow per share, (viii) book value per share, (ix) earnings growth, (x) sales growth, (xi) volume growth, (xii) cash flow (as defined by the Committee), (xiii) Fair Market Value, (xiv) share price or total shareholder return, (xv) market share, (xvi) economic value added, (xvii) market value added, (xviii) productivity, (xix) level of expenses, (xx) quality, (xxi) safety, (xxii) customer satisfaction, (xxiii) product development or improvement, (xxiv) peer group comparisons of any of the aforementioned objectives or (xxv) such other performance objectives, if any, as may be determined by the Committee. If the Committee, on the date of the award, prescribes that Performance Shares shall be earned only upon the attainment of performance objectives stated with respect to one or more of the foregoing criteria, such Performance Shares shall be earned only to the extent the Committee certifies that such objectives have been achieved.

11.03. Change in Control. Section 11.02 to the contrary notwithstanding, in accordance with the terms of the applicable Agreement, each Performance Share shall be earned and converted into an award of Restricted Stock as of a Control Change Date and such awards of Restricted Stock will become transferable and nonforfeitable thereafter in accordance with the terms of the applicable Agreement.


11.04. Shareholder Rights. No Participant shall, as a result of receiving an award of Performance Shares, have any rights as a shareholder until and to the extent that the award of Performance Shares is earned and an award of Restricted Stock is made. If the Agreement so provides, a Participant may receive a cash payment equal to the dividends that are payable with respect to the number of shares of Common Stock covered by the award between the date the Performance Shares are awarded and the date an award of Restricted Stock is made. A Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of a Performance Share award or the right to receive Common Stock thereunder other than by will or the laws of descent and distribution. After an award of Performance Shares is earned and an award of Restricted Stock is made, a Participant will have all the rights of a shareholder as described in Plan section 9.05.


                                  ARTICLE XII
                        ADJUSTMENT UPON CHANGE IN COMMON



             The maximum number of shares as to which Restricted Stock may be awarded, as to which Options and SARs may be granted, and which may be issued in settlement of Incentive Awards or Performance Shares under the Plan shall be proportionately adjusted, and the terms of outstanding Restricted Stock awards, Performance Share awards, Incentive Awards, Options, and SARs shall be adjusted, as the Committee shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Code section 424 applies or (b) there occurs any other event that, in the judgment of the Committee, necessitates such action. Any determination made under this Article XII by the Committee shall be final and conclusive.
             The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding awards of Restricted Stock, Performance Shares, Incentive Awards, Options or SARs.
             The Committee may grant Performance Shares, shares of Restricted Stock, Incentive Awards, Options, and SARs in substitution for performance shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who is or becomes an employee of the Company or an Affiliate in connection with a transaction described in this Article XII. Notwithstanding any provision of the Plan (other than the limitations of Article
V), the terms of such substituted Performance Share awards, Restricted Stock awards, Incentive Awards and Option or SAR grants shall be as the Committee, in its discretion, determines is appropriate.


                                  ARTICLE XIII
                            COMPLIANCE WITH LAW AND
                         APPROVAL OF REGULATORY BODIES




             No Option or SAR shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under the Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any stock listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock for which shares of Restricted Stock are awarded or for which an Option or SAR is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Restricted Stock shall be awarded, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under the Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

                                  ARTICLE XIV
                               GENERAL PROVISIONS




14.001 Effect on Employment. Neither the adoption of the Plan, its operation, nor any documents describing or referring to the Plan (or any part thereof) shall confer upon any individual any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

14.02. Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under the Plan. Any liability of the Company to any person with respect to any grant under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company. 14.03. Disposition of Stock. A Participant shall notify the Administrator of any sale or other disposition of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

14.03. Disposition of Stock. A Participant shall notify the Administrator of any sale or other disposition of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

14.04. Rules of Construction. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

14.05. Withholding Taxes. Each Participant shall be responsible for satisfying any income and employment tax withholding obligations attributable to participation in the Plan. Unless otherwise provided by the Agreement, any such withholding tax obligations may be satisfied in cash (including from any cash payable in settlement of an SAR, Performance Share award, or Incentive Award) or a cash equivalent acceptable to the Committee. Any withholding tax obligations may also be satisfied by surrendering shares of Common Stock to the Company, by withholding or reducing the number of shares of Common Stock otherwise issuable to the Participant upon the exercise of an Option or SAR, the vesting of an award of Restricted Stock, or by any other method as may be approved by the Committee. If shares of Common Stock are used to pay all or part of such withholding tax obligation, the Fair Market Value of the shares surrendered, withheld or reduced shall be determined as of the day preceding the date the Option or SAR is exercised, or the Restricted Stock vests, as applicable.

14.06. Certain Reduction of Restrictive Payments. Any benefit, payment, accelerated vesting or other right under the Plan may constitute a "parachute payment" (as defined in Code section 280G(b)(2)(A), but without regard to Code section 280G(b)(2)(A)(ii)), with respect to a Participant and the Participant may incur a liability under Code section 4999. In accordance with the terms of an Agreement, the Company may reduce or adjust any such parachute payments.


                                   ARTICLE XV

                                    AMENDMENT




             The Board may amend the Plan from time to time or terminate it; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of Common Stock that may be issued under the Plan or (ii) the amendment changes the class of individuals eligible to become Participants. No amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any outstanding Restricted Stock award, Performance Share award, Incentive Award or under any Option or SAR outstanding at the time such amendment is made.

                                  ARTICLE XVI

                                DURATION OF PLAN


             No Performance Shares or shares of Restricted Stock may be awarded and no Option, SAR, or Incentive Award may be granted or made under the Plan more than ten years after the earlier of the date that the Plan is adopted by the Board or the date that the Plan is approved by shareholders as provided in
Article XVII. Awards of Restricted Stock, Performance Shares, Incentive Awards, and Options and SARs granted before that date shall remain valid in accordance with their terms.

                                  ARTICLE XVII

                             EFFECTIVE DATE OF PLAN


             Shares of Restricted Stock and Performance Shares may be awarded and Options, SARs, and Incentive Awards may be granted or made under the Plan upon its adoption by the Board, provided that no Restricted Stock award, Performance Share award, Incentive Award, Option or SAR will be effective unless the Plan is approved by a majority of the votes cast by the Company's shareholders, voting either in person or by proxy, at a duly held shareholders' meeting provided that the total vote cast for or against adoption of the Plan represents over 50% of the outstanding Common Stock.

                                    NOTICE

                                      and

                                PROXY STATEMENT

                                      for

                                ANNUAL MEETING

                                      of

                                  SHAREHOLDERS

                                APRIL 22, 1998



                                     [logo]




                             ALBEMARLE CORPORATION
                            330 SOUTH FOURTH STREET
                                 P.O. BOX 1335
                            RICHMOND, VIRGINIA 23210

                              ALBEMARLE CORPORATION
                               Richmond, Virginia

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 22, 1998

The undersigned hereby appoints Floyd D. Gottwald, Jr., and Emmett J. Rice, or either of them, with full power of substitution in each, proxies to vote all shares of the undersigned in Albemarle Corporation, at the annual meeting of shareholders to be held April 22, 1998, and at any and all adjournments thereof:

1.    ELECTION OF DIRECTORS

     [ ]  FOR ALL              [ ]  WITHHOLD ALL             [ ]  FOR ALL EXCEPT

Craig R. Andersson, Dirk Betlem, Floyd D. Gottwald, Jr., John D. Gottwald, Andre B. Lacy, Seymour S. Preston III, Emmett J. Rice, Charles E. Stewart, Charles B. Walker and Anne Marie Whittemore.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY SUCH NOMINEE(S), WRITE THE NAME(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED BELOW.

------------------------------------------------------------------------------

2. The proposal to approve the Albemarle Corporation 1998 Incentive Plan.

     [ ]  FOR                  [ ]  AGAINST                        [ ]  ABSTAIN

3. The proposal to approve the appointment of Coopers & Lybrand L.L.P. as the auditors for the Corporation for 1998.

     [ ]  FOR          [ ]  AGAINST                       [ ]  ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

This Proxy is solicited on behalf of the Board of Directors. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees and FOR Proposals 2 and 3.

                                      Dated _____________________, 1998

                                      --------------------------------------
                                      Please sign name exactly as it appears
                                      on the stock certificate. Only one of
                                      several joint owners or co-owners need
                                      sign. Fiduciaries should give full title.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.